Exhibit 10.29

Execution Copy

AMENDED AND RESTATED GLOBALOPTIONS GROUP, INC.

EMPLOYMENT AND NONCOMPETITION AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), made as of May 11, 2007 is entered into by and between GlobalOptions Group, Inc., a Delaware corporation, with its principal place of business at 75 Rockefeller Plaza, 27th Floor, New York, NY 10019 (the “Company”), and James Lee Witt, an individual residing at 5901 Mount Eagle Drive, #906, Alexandria, VA 22303 (the “Employee”).

WHEREAS, the Company and the Employee entered into that Certain Employment and Noncompetition Agreement as of March 10, 2006 (the “Original Agreement”); and

WHEREAS, the Company and the Employee desire to amend and restate the terms of the Original Agreement, upon the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1 . Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period which commenced on March 10, 2006 (the “Commencement Date”) and ending upon the fourth anniversary of the Commencement Date or the earlier termination of the Employee’s employment in accordance with the provisions of Section 4 (the “Employment Period”).

2. Capacity. The Employee shall serve as Chief Executive Officer of the GlobalOptions/James Lee Witt Division (the “Division”), or a newly formed entity to contain the Division, and shall retain control of the business operations of the Division, including, without limitation, the right to control the process of collecting any accounts receivable transferred to the Division pursuant to the purchase agreement by and between the Company and James Lee Witt Associates, LLC, dated January 13, 2006, as amended by that First Amendment to the Asset Purchase Agreement, dated February 28, 2006, and as further amended by that Second Amendment to the Asset Purchase Agreement, dated the date hereof (collectively, the “Asset Purchase Agreement”). The Employee shall be based at the Company’s office in Washington, D.C. or at such other area as the Company and the Employee mutually agree. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer of the Company shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Division during the Employment Period, provided however, the Employee shall be free to engage in, outside the Company, all activities that are described in Exhibit A. In addition to those activities described in Exhibit A, the Employee shall be free to be engaged as a speaker for events not associated with the Company. Further, with respect to speaking engagements not associated with the Company, the Employee may retain any remuneration and/or compensation that he receives from up to six (6) speaking engagements each calendar year of the Employment Period for his personal benefit. With respect to those six (6) speaking engagements for which the Employee receives compensation or remuneration that he is permitted to retain pursuant to preceding sentence, the Employee shall pay all out-of-pocket and other expenses related to the speaking engagement. With respect to any other speaking engagements for which the Employee receives remuneration or compensation, he shall remit such payments to the Company and the Company shall reimburse the Employee for all reasonable out-of-pocket and other expenses related to the speaking engagement. The six (6) speaking engagements for which the Employee shall retain remuneration need not be the first six (6) speaking engagements of the calendar year, but any six (6) speaking engagements (that the Employee chooses in his sole discretion) of the total number of speaking engagements that the Employee undertakes in a calendar year. Any speaking engagement that the Company initiates or organizes shall be deemed to be associated with the Company. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1 Effective on the date of employment, the Company shall pay the Employee, a base salary of $300,000, per annum (“Base Salary”). The Employee shall be eligible for a discretionary bonus based upon approved goals, established by the Compensation Committee formed by the Board of Directors, which goals shall be disclosed to the Employee prior to the beginning of each calendar year during the Employment Period; provided however, that the goals for 2006 shall be disclosed to Employee within sixty (60) days following the closing of the transactions contemplated by the Asset Purchase Agreement. All bonuses set out in this Section shall be payable in accordance with Company policy. The Employee will be entitled to annual merit increases in the Base Salary, which increases will be based on the Company’s performance as well as Employee’s contribution to that performance, and shall be determined by the Compensation Committee. In determining any increase in Base Salary, the Compensation Committee shall, among other things, consider the growth, size, nature and activities of the Company and the Division, as well as the Employee’s time spent in managing and developing the business of the Company and/or Division. In particular, the Employee shall be entitled to increases in the Base Salary if the growth, size, nature and activities of the Company and/or the Division, have resulted in an increase in the Employee’s responsibilities, duties and/or time spent in fulfilling such responsibilities and/or duties. Upon mutual agreement of the Company and the Employee, the Company may compensate the Employee for any such increase in responsibilities, duties or time spent in fulfilling such duties or responsibilities by incentive bonus payments or stock options. At the end of each calendar year during the Employment Period, the Company and the Compensation Committee agree to review and negotiate with the Employee the Employee’s responsibilities and the Employee’s compensation (including the Base Salary) for the upcoming year; provided, however, the Base Salary may be no less than $300,000 per annum.

3.2 In addition to the bonus set forth in Section 3.1, above, the Employee shall be entitled to participate in all bonus programs that the Company may establish for senior executives and other benefit programs, including reimbursement for parking, 401(k) plans and group insurance plans such as life, disability, health, medical and dental and other benefit programs that the Company establishes in the future. The Employee is entitled to vacation based on the Company’s policy, but in no event less than four weeks per annum. In addition to vacation, Employee shall be entitled to personal and/or sick leave based on Company policies in effect.

3.3 The Company shall reimburse Employee for all reasonable business and professional expenses incurred by the Employee in connection with his employment within thirty (30) days of the Company’s receipt of appropriate documentation which conform to the requirements of the Company’s expense reimbursement procedures.

3.4 In addition to the above, the Employee shall be entitled to a payment equal to $200,000 per annum, representing the fair consideration for the Employee resigning his position with the International Code Council (“Separation Payment”) to permit the Employee to devote his entire business time to the Division. Such Separation Payment shall be payable monthly.

4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 At the election of the Company, for “Cause”, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.1, “Cause” for termination shall be deemed to exist upon: (a) gross negligence or willful misconduct relating to the Employee’s duties, in either case, causing material economic harm to the Company, unless, in either case, the Employee believed in good faith that such action or non-action was in, or not opposed to, the best interest of the Company; or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any felony involving moral turpitude.

4.2 Upon the death or thirty (30) days after the disability of the Employee. As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of one hundred and eighty (180) days, regardless of whether consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

4.3 At the election of the Employee, with “Good Reason”, upon not less than thirty (30) days prior written notice. For purposes of this Agreement, “Good Reason” shall be deemed to exist if the Company (i) demotes the Employee from the position of the GlobalOptions/James Lee Witt Division Chief Executive Officer or such other position as mutually agreed by the parties hereto, (ii) fails to pay the Base Salary (then in effect), the Separation Payment, or earned bonuses; (iii) reduces the Base Salary (then in effect) or materially reduces the anticipated bonuses, without the Employee’s consent; (iv) materially changes the Employee’s authority or responsibilities associated with the Employee’s position without his consent; (v) relocates the quarters of the Division outside of Washington, DC without the Employee’s consent; or (vi) materially breaches this Agreement.

4.4 At the election of the Employee, without Good Reason, upon not less than thirty (30) days prior written notice of termination; or

4.5 At the election of the Company, otherwise than for Cause, upon not less than thirty (30) days prior written notice.

5. Effect of Termination.

5.1 Termination for Cause. In the event the Employee’s employment is terminated for Cause pursuant to Section 4.1, the Company shall pay to the Employee the compensation (including the Base Salary (then in effect), Separation Payment and any bonuses awarded by the Compensation Committee prior to the date of termination) and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

5.2 Termination for Death. If the Employee’s employment is terminated by death pursuant to Section 4.2, the Company shall pay to the estate of the Employee the compensation (including the Base Salary (then in effect), Separation Payment and any bonuses) which would otherwise be payable to the Employee up to the end of the twelfth month following the month in which the death of the Employee occurs.

5.3 Termination for Disability. If the Employee’s employment is terminated at the election of the Company pursuant to Section 4.2, the Company shall pay to the Employee up to the end of the twelfth month following the month in which the termination of his employment occurs and in accordance with the Company’s payroll practices (i) the compensation (including Base Salary (then in effect) and Separation Payment) and any bonuses and benefits otherwise payable to him under Section 3, (ii) premiums for medical and dental medical insurance, (iii) premiums for long term disability and term life insurance. Any Disability Insurance shall be payable as the Employee instructed pursuant to such policy.

5.4 Termination by the Company without Cause or by the Employee with Good Reason. If the Employee’s employment is terminated at the election of the Company, without Cause, pursuant to Section 4.5 or by the Employee, with Good Reason, pursuant to Section 4.3 (or otherwise provided herein), the Company shall pay to the Employee as severance pay, until the earlier of the end of the twelfth month following the month in which the termination of his employment occurs or the last day of the Employment Period in accordance with the Company’s payroll practices, (i) the compensation (including Separation Payment) and any bonuses and benefits otherwise payable to him under Section 3, (ii) premiums for medical and dental medical insurance, (iii) premiums for long term disability and term life insurance. Employee will not be required to mitigate the amount of any payment provided in this Section 5.4 by seeking other employment or otherwise, nor will the amount of any payment provided for in this paragraph be reduced by any compensation Employee may earn as a result of his subsequent employment by another employer.

5.5 Termination by Employee without Good Reason. If the Employee Terminates this Agreement prior to the end of the Employment Period, without Good Reason, pursuant to Section 4.4, the Company shall pay to the Employee the compensation (including Separation Payment and any bonuses awarded by the Compensation Committee prior to the date of termination) and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company, provided however, the Employee shall reimburse the Company an amount equal to (i) twenty five percent (25%) of any portion of the Purchase Price (as that term is defined in the Asset Purchase Agreement) paid in stock to the Employee during the twelve (12) month period immediately preceding the date of such termination; and (ii) 25% of his Base Salary during the twelve (12) month period immediately preceding the date of such termination.

5.6 Survival. The provisions of Sections 6 and 7 shall survive the termination of this Agreement, provided the Company is not in breach of this Agreement.

6. Non-Compete.

6.1 So long as the Company is not in material breach of this Agreement, during the Employment Period and the twelve (12) month period beginning on the day of termination, the Employee will not directly or indirectly, privately or as an employee, individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company):

(a) recruit, hire, solicit or induce, or attempt to induce, or assist others in hiring, soliciting or inducing, any employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates; or

(b) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or its affiliates which were contacted, solicited or served by the Employee while employed by the Company. The terms “client” and “customer” as used herein shall mean such firms or agencies to which the Company or any affiliate of the Company has provided services or sold products within twelve (12) months prior to the date of termination of the Employee’s employment.

6.2 The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Employee to those that are reasonable and necessary to protect the Company’s legitimate interests.

6.3 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.4 The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by the Employee to be reasonable for such purposes. The Employee agrees that any breach of this Section 6 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7. Proprietary Information and Developments.

7.1 Proprietary Information.

(a) Employee agrees that during the Employment Period and for the twenty-four (24) month period following the expiration or earlier termination of the Employment Period the Employee shall not reveal the business methods or business secrets (all inclusive) of the Company, its affiliates, or of its customers to anyone other than the Company and authorized customer personnel. Such business methods and secrets shall include but are not limited to, computer programs, data systems, trade secrets, inventions, products, processes, methods, techniques, formulas, compositions, compounds, discoveries, projects, developments, plans, research data, clinical data, financial data, pricing policies, personnel data, customer and supplier lists and all other Company, affiliate or customer business and technological information (collectively, “Proprietary Information”). Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee or was known by the Employee prior to the date of the Original Agreement.

(b) Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

(c) Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of affiliates of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

7.2 Other Agreements. The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon delivery personally, by facsimile or by overnight mail, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter pronouns, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

12. Governing Law. This Agreement shall be governed and construed by the laws of the District of Columbia. No claims may be brought concerning the validity or interpretation of this Agreement other than in the courts of the District of Columbia.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

14. Miscellaneous.

14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

14.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

14.4 Employee understands and agrees that the business ethics of the Company and personal standards and ethics of its employees, must at all times be above reproach, and the Employee agrees to conduct himself in a manner to reflect credit upon the Company. Employee understands that any illegal use or possession of drugs or controlled substances could result in immediate termination of the employment relationship. Employee further understands and agrees that he shall not, while employed by the Company, engage in any other employment or business venture without the written consent of the Company, except as provided in Section 2 of this Agreement. Employee agrees to inform and discuss with the Company any other employment or business venture that may constitute a conflict of interest with the Company.

15. This Agreement shall not be considered valid unless signed by the Employee and an official authorized by the Company to sign such Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated GlobalOptions Group, Inc. Employment and Noncompetition Agreement as of the date first above written.

/s/ James Lee Witt
Employee: James Lee Witt

GlobalOptions Group, Inc.

By:	/s/ Harvey W. Schiller
Name:	Harvey W. Schiller, Ph.D.
Title:	Chairman and Chief Executive Officer